Exhibit 99.1


             HANS BOTHMANN'S CONFLICT OF INTEREST AGREEMENT



November 18, 2002

Han's Bothmann
Eagle Golf Corporation
7601 West Laredo
Las Vegas, NV 89117


     I am writing this letter to confirm that I, Hans U. Bothmann, until Eagle Golf Corporation identifies a business it proposes to acquire which meets the criteria of Rule 419, or the date six months following the date of Eagle Golf's SB-2 has been approved, whichever occurs first, will not participate as an officer or director in any blank check company that files a registration statement under the Securities Act of 1933.



AGREED AND ACKNOWLEDGED TO AS OF THE DATE OF THIS LETTER:




Signed: /s/ Hans U. Bothmann                 Dated: 11/18/02